SUB-ITEM 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                             AIM ADVISOR FLEX FUNDS

A Special Meeting of Shareholders of AIM Advisor Flex Fund was held on August 17, 2001.

At such meeting, shareholders of AIM Advisor Flex Fund were asked to:

1. Approve an Agreement and Plan of Reorganization that provides for the combination of AIM Advisor Flex Fund, a portfolio of AIM Advisor Funds, with AIM Balanced Fund, a portfolio of AIM Funds Group.

The result of the voting on the above matter was as follows:

                                                             Votes    Withheld/
     Matter                                      Votes For  Against  Abstentions
     ------                                      ---------  -------  -----------
(1)  Approval of an Agreement and Plan of
     Reorganization that provides
     for the combination of AIM Advisor
     Flex Fund, a portfolio of AIM Advisor
     Funds, with AIM Balanced Fund, a portfolio
     of AIM Funds Group..........................7,015,371   143,296   219,868